                                                                   EXHIBIT 3C



                         FIRST AMENDMENT TO BYLAWS OF
                              GENTEX CORPORATION
                   AS AMENDED AND RESTATED AUGUST 18, 1995



        Connie Hamblin, the undersigned Secretary of Gentex Corporation, does hereby certify that the Bylaws of Gentex Corporation were amended by the Board of Directors at a meeting duly called and convened on August 25, 1997, by addition of Section 11 to Article III as set forth below:

        Section 11.  Notice of Shareholder Proposals.

                (a)   Except for the election of directors, which is governed by
        Article VI of the Corporation's Articles of Incorporation, only such business shall be conducted at any meeting of shareholders, and only such proposals shall be acted upon at such meetings, as shall have been brought before the meeting: (i) by, or at the direction of, the Board of Directors; or (ii) by any shareholder of the Corporation who complies with the notice procedures set forth in this Section of these Bylaws. For a proposal to be properly brought before the meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than sixty
        (60) days nor more than ninety (90) days prior to the scheduled meeting date, regardless of any postponements, deferrals, or adjournments of that meeting to any later date; provided, however, that if less than seventy (70) days' notice, or prior public disclosure of the date of a scheduled meeting is given or made, notice by the shareholder to be timely must be delivered or received not later than the close of business on the tenth (10) day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. A shareholder's notice to the Secretary shall set forth, as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of a proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear, on the Corporation's stock record of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal; (iii) the class and number of shares of the Corporation's stock which are beneficially owned by the shareholder on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice; and (iv) any financial interest of the shareholder in such proposal.

                (b) If the presiding officer at the meeting of shareholders determines that a shareholder proposal was not made in accordance with the terms of this Section, the presiding officer shall declare the matter to be out of order and the matter shall not be acted upon at the meeting.

                (c) Nothing contained in this Section shall prevent the consideration and approval or disapproval at any meeting of shareholders of reports of officers, directors, and committees of the Board of Directors, but, in connection with such reports, no business shall be acted upon at such meeting unless stated, filed, and received as provided herein.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 24 day of October, 1997.



                                                GENTEX CORPORATION

                                                By Connie Hamblin
                                                   -------------------------
                                                   Connie Hamblin, Secretary




                                     -13-